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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 12b-25

                                                Commission File Number 1-12856

                          NOTIFICATION OF LATE FILING

   (Check One): /X/ Form 10-K / / Form 11-K / / Form 20-F / / Form 10-Q / / Form N-SAR

   For Period Ended:                     April 30, 1998
                    ------------------------------------------------------------

/ / Transition Report on Form 10-K           / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-F           / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

   For the Transition Period Ended:                  N/A
                                   ---------------------------------------------

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                      N/A
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                                    PART I
                            REGISTRANT INFORMATION

Full name of registrant                Salex Holding Corporation.
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Former name if applicable

                          Synergistic Holdings Corp.
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Address of principal executive office (Street and number)

                                50 Laser Court
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City, state and zip code               Hauppauge, New York 11788
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                                    PART II
                            RULE 12b-25 (b) AND (c)

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

/ /(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/(b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/X/(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                   PART III
                                   NARRATIVE

   State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

  The Registrant's auditors Feldman Sherb Ehrlich & Co., P.C. (the "Auditors") have been engaged to audit the Registrant's financial statements for the year ended April 30, 1998. As of the date hereof, the Auditors have not completed the audit of such financial statements. For an explanation of the reasons why the Auditors are unable to complete the audit of the financial statements prior to July 30, 1998, see the statement of the Auditors attached hereto as Exhibit A.

                                    PART IV
                               OTHER INFORMATION

   (1) Name and telephone number of person to contact in regard to this notification

                Pershing Sun                      516-436-5000
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                  (Name)                  (Area Code) (Telephone Number)

   (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 /X/ Yes / / No

   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 / / Yes /X/ No

   If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Salex Holding Corporation
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                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date July 30, 1998                        By: /s/ Pershing Sun
     ---------------------------------        ----------------------------------
                                              Name: Pershing Sun
                                              Title: President


                                   ATTENTION

   Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


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